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EXHIBIT 99.1

                           [AKSYS, LTD. LETTERHEAD]


               Aksys Raises $11.75 Million in Private Placement

Lincolnshire, IL -- April 12, 2000 -- Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, announced today that it received gross proceeds of $11.75 million from the sale of 1.52 million shares of common stock to four institutional investors. U.S. Bancorp Piper Jaffray served as placement agent to Aksys in connection with the financing.

"Now that the clinical trial is well under way, we are focusing on pre-commercialization activities for our PHD(TM)(TM) Personal Hemodialysis System," stated William Dow, President and CEO. "With these proceeds, we can move forward as we prepare to bring our product to market. Specifically, we intend to use these funds to begin building a sales and marketing staff, and gearing up for manufacturing the PHD System. This financing will enable us to establish a platform for the launch of the PHD System." It is the Company's expectation that additional funds will be required to support full commercialization.

The common stock sold to the investors has not been registered under the Securities Act of 1933. Accordingly, these shares may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Aksys has agreed to prepare and file a registration statement covering the resale of these shares by the investors.

Aksys, Ltd. is developing hemodialysis products and services for patients suffering from kidney failure. The Company's lead product in development, the PHD System, is a next generation hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Further information is available on Aksys website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. The Company's actual results could differ materially from the results identified or implied in any forward-looking statement and these statements are based on the Company's views as of the date they are made with respect to future events. Factors that could cause such a difference include, but are not limited to, risks related to the failure to meet development and manufacturing milestones on a timely basis, changes in GMP requirements, changing market conditions, additional capital requirements, and risks related to the regulatory approval process. Regulatory risks include the timing, scope and results of the Company's clinical trial, and whether and when the Company will obtain clearance from the FDA of a 510(k) pre-market notification and what additional clinical and other data the Company might have to obtain in connection with seeking such clearance.

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